UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	February 1, 2008

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1000 Columbia Avenue
Linwood, Pennsylvania 19061

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 859-3000

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Employment Agreements with Andrew M. Thompson and Donald W. Phillips

On February 4, 2008, Foamex International Inc. and its primary operating subsidiary Foamex, L.P. (collectively, the “Company”) amended its employment agreement with Andrew M. Thompson to reflect the company-wide management restructuring announced by the Company in August 2007. The amendment reflects the change to Mr. Thompson’s title from Executive Vice President, Foam and Technical Products to Executive Vice President, Business Management and Marketing. In addition, the current renewal provision in the employment agreement was modified so that the agreement will terminate in accordance with its terms as of December 11, 2011, unless sooner terminated. All other material terms of the employment agreement remain the same.

The foregoing summary of the amendment to Mr. Thompson’s employment agreement is qualified in its entirety by reference to the full text of the amendment, which is attached to this filing. Interested parties should read the documents in their entirety.

Additionally, on February 1, 2008, the Company amended its employment agreement with Donald W. Phillips to reflect the management restructuring described above and certain other matters. The full text of such amendment is attached to this filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.63	First Amendment to Employment Agreement, dated as of February 4, 2008, by and among Andrew M. Thompson, Foamex International Inc. and Foamex L.P.
10.64	First Amendment to Employment Agreement, dated as of February 1, 2008, by and among Donald W. Phillips, Foamex International Inc. and Foamex L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2008

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	President and Chief Executive Officer

EXHIBITS

10.63	First Amendment to Employment Agreement, dated as of February 4, 2008, by and among Andrew M. Thompson, Foamex International Inc. and Foamex L.P.
10.64	First Amendment to Employment Agreement, dated as of February 1, 2008, by and among Donald W. Phillips, Foamex International Inc. and Foamex L.P.

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